EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

      We consent to incorporation by reference in the Registration Statement on Form S-8 of Bowne & Co., Inc. of our report dated February 14, 2001, relating to the consolidated balance sheets of Bowne & Co., Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule, which report appears in the December 31, 2000 Annual Report on Form 10-K of Bowne & Co., Inc.

/s/ KPMG LLP

KPMG LLP

New York, New York

July 10, 2001

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